Exhibit 10(o)

February 13, 2008

Name
Address

Dear	:

The Empire District Electric Company

2006 Stock Incentive Plan (the “Plan”)

Notice of Performance-Based Restricted Stock Award

This is to advise you that effective as of January 30, 2008 (the “Grant Date”), The Empire District Electric Company (“the Company”) has granted to you a performance-based Restricted Stock Award (the “Award”) under the Plan consisting of the right to receive the number of shares of Common Stock of the Company (“Stock”) as set forth in Exhibit 1 attached hereto, subject to the performance measures, forfeiture and other conditions and terms herein stated and the applicable terms and conditions of the Plan (copy attached).  This Award shall relate to the Performance Period beginning on January 1, 2008 and ending on December 31, 2010 (the “Performance Period”).

1.             Settlement of Awards.  The Company shall deliver to you one share of Stock for each Performance Share earned by you, as determined in accordance with the provisions of Exhibit 1, which is attached to and forms a part of this Award.  The earned Performance Shares payable to you in accordance with the provisions of this Section 1 shall be paid solely in shares of Stock.

2.             Time of Payment.  Except as otherwise provided in this Award, payment of Performance Shares earned in accordance with the provisions of Section 1 above will be delivered as soon as practicable after the end of the Performance Period.

3.             Retirement, Disability, or Death During Performance Period.  If your employment with the Company and its Subsidiaries terminates during the Performance Period because of your Retirement, Disability, or death, you shall be entitled to a prorated number of the Performance Shares earned in accordance with Exhibit 1, determined at the end of the Performance Period, and based on the ratio of the number of months you were employed during the Performance Period (rounding a fraction of a month to the next higher number of whole months) to the total number of months in the Performance Period.  Fractional shares shall be disregarded.

4.             Termination of Employment During Performance Period.  If your employment with the Company and its Subsidiaries terminates during the Performance Period for any reason other than your Retirement, Disability, or death, the Performance Shares granted under this Award will be forfeited on the date of such termination of employment; provided, however, that in such circumstances, the Committee, in its sole discretion, may determine that you will be entitled to receive a pro rata or other portion of the Performance Shares.

5.             Change in Control.  If a Change in Control of the Company occurs during the Performance Period, and the date of termination of your employment does not fall before the Change in Control date, you shall earn the Performance Shares that would have been earned by you in accordance with Exhibit 1 as if performance at the Target for the Performance Period had been achieved, but prorated based on the ratio of the number of months you were employed during the Performance Period through the date of the Change in Control (rounding a fraction of a month to the next higher number of whole months), to the total number of months in the Performance Period.  As soon as practicable after the Change in Control, there shall be delivered to you one share of Stock for each Performance Share so earned.  Fractional shares shall be disregarded.  As of the end of the Performance Period, the Committee shall determine the number of Performance Shares, if any, that you earned pursuant to this Award determined without regard to this Section 5, and there shall be delivered to you one share of Stock for each Performance Share earned by you, but reduced by the number of Performance Shares with respect to which payment was previously made to you under this Section 5.  If the number of Performance Shares earned by you as of the end of the Performance Period is less than the number of Performance Shares with respect to which payment was previously made to you under this Section 5, you shall not be required to repay any amounts to the Company on account of such payment under this Section 5 for any reason, including failure to achieve the Performance Measures.

6.             Heirs and Successors.  This Award shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.  If any of the benefits distributable to you under this Award have not been distributed at the time of your death, such benefits shall be distributed to your Designated Beneficiary, in accordance with the provisions of this Award and the Plan.  The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by you in a writing filed with the Committee in such form and at such time as the Committee shall require.  If you are deceased and failed to designate a beneficiary, or if the Designated Beneficiary does not survive you, any benefits distributable to you shall be distributed to the legal representative of your estate.  If you are deceased and have designated a beneficiary and the Designated Beneficiary survives you but dies before the complete distribution of benefits to the Designated Beneficiary under this Award, then any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.

7.             Administration.  The authority to manage and control the operation and administration of this Award shall be vested in the Committee identified in the Plan, and the Committee shall have all of the powers with respect to this Award that it has with respect to the Plan.  Any interpretation of the Award by the Committee and any decision made by it with respect to the Award are final and binding on all persons.

8.             Amendment.  This Award may be amended by written agreement between you and the Company, without the consent of any other person.

9.             Nontransferability.  This Award shall not be transferable except by will or the laws of descent and distribution or by beneficiary designation in accordance with Section 6 above.

10.           Taxes.  The Company shall be entitled to withhold the amount of any withholding tax payable with respect to the Award and to sell such number of shares of Stock as may be necessary to produce the amount so required to be withheld, unless the recipient supplies to the Company cash in the amount requested by the Company for the purpose.

11.           Employee and Shareholder Status.  This Award does not constitute a contract of continued service and does not give you the right to be retained as an employee of the Company or any of its Subsidiaries.  This Award does not confer upon you or any other holder thereof any right as a shareholder of the Company prior to the issuance of shares of Stock pursuant to this Award.

12.           Plan Governs.  Notwithstanding anything in this Award to the contrary, the terms of this Award shall be subject to the terms of the Plan.

13.           Unsecured Creditor.  Your rights with respect to the Award and the shares of Stock subject thereto during the Performance Period are those of an unsecured general creditor of the Company.  No shares of Stock or other specific property is or will be set apart in trust or otherwise with respect to the Award but all of your rights in the Award will be evidenced only by entries on the books of the Company unless and until shares of Stock are actually issued to you, your beneficiary or your estate pursuant to the Award.

14.           Rules Relating to Termination of Employment.  For purposes of this Award, the date of termination of your employment shall be the first day occurring on or after the Grant Date on which you are not employed by the Company or any Subsidiary, regardless of the reason for the termination of employment; provided that a termination of employment shall not be deemed to occur by reason of a transfer of you between the Company and a Subsidiary or between two Subsidiaries; and further provided that your employment shall not be considered terminated while you are on a leave of absence from the Company or a Subsidiary approved by your employer.  If, as a result of a sale or other transaction, your employer ceases to be a Subsidiary (and your employer is or becomes an entity that is separate from the Company), and you are not, at the end of the 30-day period following the transaction, employed by the Company or an entity that is then a Subsidiary, then, the occurrence of such transaction shall be treated as the date of termination of your employment caused by you being discharged by the employer.

15.           Definitions.  For purposes of this Award, the terms used in this Award shall have the following meanings:

(i)                            Change in Control.  A “Change in Control” of the Company shall mean “a change in the ownership or effective control” of the Company, or “in the ownership of a substantial portion of the assets” of the Company, within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and Treasury regulations and Internal Revenue Service guidance thereunder.

(ii)                           Disability.  Except as otherwise provided by the Committee, “Disability” means the determination by the Committee, in its sole discretion, that a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Committee from time to time.

(iii)                          Retirement.  “Retirement” means your retirement on an “Early Retirement Date” or on or after your “Normal Retirement Date,” as those terms are defined in The Empire District Electric Company Employees’ Retirement Plan.

(iv)                          Voting Securities.  “Voting Securities” means any securities which carry the right to vote generally in the election of directors.

(v)                           Plan Definitions.  Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this Award.

Please acknowledge receipt of this Notice of Award by signing and returning to the Secretary of the Company the enclosed copy thereof, together with a completed and signed beneficiary designation form.

Very truly yours,

Chairman of the Plan Committee

Receipt of the foregoing Notice of
Performance-Based Restricted Stock Award is
hereby acknowledged. My signed beneficiary
designation form is attached.

Name

Date

EXHIBIT 1

PERFORMANCE MEASURES

1.             Measures that will be applied to determine the amount of the award to be made under the terms of the attached performance-based Restricted Stock Award (the “Award”).  This Exhibit 1 is incorporated into and forms a part of the Award.

2.             Revision of Performance Measures.  The Performance Measures set forth in this Exhibit 1 may be modified by the Committee during, or after the end of, the Performance Period to reflect significant events that occur during the Performance Period that may have a substantial effect on the application of the Performance Measure.  No modification shall be permitted pursuant to this Section 2 that would cause the award to be deferred compensation subject to inclusion in income and penalties under Section 409A(a)(1) of the Internal Revenue Code of 1986, as amended.

3.             Performance Goals.  The Performance Measure for the Award is the percentile ranking of the Company’s “Total Shareholder Return” for the Performance Period (share price appreciation plus dividends over beginning share price) as measured against the “Total Shareholder Return” for the attached peer group of companies for the same period, and specified below:

(i)             “Threshold” – equal to the 20th percentile level of the peer group of companies;

(ii)          “Target” – equal to the 50th percentile level of the peer group of companies; and

(iii)       “Maximum” – equal to the 80th percentile level of the peer group of companies.

4.             Amount of Award.  The number of shares of Stock distributable to you under the Agreement shall be determined in accordance with the following schedule:

5.             Number of Performance Shares.  For Company performance against plan metrics, the number of Performance Shares of Stock granted shall be as follows:

(i)             For performance at Threshold, _________ shares;

(ii)          For performance at Target, _________ shares;

(iii)       For performance at Maximum, _________ shares; and

(iv)      The “Number of Performance Shares” shall be interpolated to account for performance that falls between Threshold, Target and Maximum.

Fractional shares shall be disregarded.